Exhibit 99.1

TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS SECOND QUARTER 2007 RESULTS

Denver, Colorado, August 7, 2007: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) today announced a net loss of $2.3 million, or $0.010 per share, for the second quarter of 2007. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.) These results will be discussed in our quarterly results conference call on August 8, 2007 at 11:00 a.m. Eastern time, and a webcast presentation will be available at www.gsr.com.

SECOND QUARTER 2007 HIGHLIGHTS

•	Revenues from gold sales were $28.1 million on a volume of 42,295 ounces from Bogoso/Prestea and Wassa, at a realized gold price of $665 per ounce.

•	Wassa had gold sales of 28,385 ounces at a cash operating cost of $471 per ounce, surpassing guidance of 27,000 ounces of gold.

•

We declared commercial production of the Bogoso Sulfide Processing Plant from July 1, 2007. Revenues and operating expenses will be recorded in our consolidated statement of operations, starting with the third quarter of 2007.

•

Bogoso/Prestea’s gold sales were 13,910 ounces with cash operating costs of $778 per ounce. In addition, the Bogoso Sulfide Processing Plant produced 6,016 ounces of gold, of which the operating costs net of revenue were capitalized.

•

The feasibility study and the development of the Hwini-Butre and Benso projects as a satellite source of high grade ore for Wassa was approved by our Board of Directors in May, and is expected to commence in the third quarter of 2007, once permitting is completed. Mining from these deposits is expected to significantly improve the gold production, average cash operating costs and mine life at Wassa from the third quarter of 2008.

•

We expect the mining industry power station to be commissioned and made operational in August 2007. Separately, the Company is negotiating a power purchase agreement with a provider that will construct a 20 megawatt power station at Bogoso/Prestea based on a 10 megawatt take or pay commitment by Golden Star.

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FINANCIAL AND OPERATIONAL SUMMARY FOR THE SECOND QUARTER

The second quarter of 2007 recorded a net loss of $2.3 million or $0.010 per share as compared to a net income of $13.1 million or $0.063 per share for the second quarter of 2006. The major factor contributing to the earnings for the second quarter of 2006 was the sale of EURO Ressources S.A. which provided a $20.9 million gain.

SUMMARY OF FINANCIAL RESULTS	For the three months ended June 30,		For the six months ended June 30,
	2007	2006 (restated)	2007	2006 (restated)
Gold sold (oz)	42,295	45,207	88,119	90,147
Price realized ($ per ounce)	665	634	658	594
Cash operating cost ($ per ounce)	572	492	552	494
Royalties ($ per ounce)	20	18	20	17
Total cash cost ($ per ounce)	592	510	572	511
Total revenues (in thousands $)	28,118	28,675	57,979	53,611
Net income/(loss) (in thousands $)	(2,289)	13,084	(5,854)	32,407
Net income/(loss) per share – basic ($)	(0.010)	0.063	(0.026)	0.156
Weighted average shares outstanding (in millions)	233.2	207.1	224.7	207.2

(1)	See note on non-GAAP financial measures below.

CASH AND CASH FLOW

At June 30, 2007 our cash, cash equivalents and short term investments totaled $38.5 million, up from $27.1 million at the end of December 2006. During the second quarter of 2007, cash flow from operations provided $4.3 million compared with $1.5 million consumed by operations during the second quarter of 2006. Operating activities consumed $4.0 million during the first half of 2007 compared with $7.2 million consumed for the same period of 2006. Increases in inventories related to increases in ore stockpiles and parts and supplies inventories for the Bogoso Sulfide Processing Plant were the major contributing factors to cash used by operations during the first half of 2007.

During the first half of 2007, Golden Star invested $46.2 million into the Bogoso Sulfide Expansion Project including $35.3 million of construction costs, $6.4 million for pre-production waste stripping, $1.3 million for mining equipment and $3.2 million of capitalized interest.

Liquidity Outlook

While cash flow from operations was negative at Bogoso/Prestea during the first six months of 2007, we expect that, following the commencement of commercial production of the Bogoso Sulfide Processing Plant from July 1, 2007, the better oxide ore grades and increased ore availability from the Pampe pit will result in positive cash flows from both Bogoso processing plants in the second half of 2007. We also expect that Wassa will continue to generate cash from operations in the second half of 2007. These operational cash flows, along with the $38.5 million of cash and cash equivalents at June 30, 2007, and debt facilities currently in place, will be sufficient to complete work at the Bogoso Sulfide Processing Plant, fund our portion of the new power plant in Ghana, fund the 2007 development activities at the HBB properties and cover other capital needs planned for 2007.

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BOGOSO/PRESTEA

Bogoso/Prestea Operations	For the three months ended June 30,			For the six months ended June 30,
	2007		2006	2007		2006
Ore mined (thousands tonnes)	241		343	467		724
Waste mined (thousands tonnes)	2,580		2,106	3,925		4,448
Tonnes milled (thousands)	285		370	848		706
Average grade milled (grams/tonne)	2.40		3.57	1.93		3.51
Mill recovery (%)	77.3		55.3	69.9		57.3
Gold sold (oz)	13,910	(2)	23,393	31,631	(3)	44,128
Cash operating cost ($/oz) (1)	778		498	699		501
Royalties ($/oz)	20		19	19		18
Total cash cost ($/oz) (1)	798		517	718		519

(1)	See note on non-GAAP financial measures below.
(2)	Excludes 6,016 ounces produced from the sulfide plant during commissioning.
(3)	Excludes 7,803 ounces produced from the sulfide plant during commissioning.

Bogoso/Prestea incurred a $3.9 million operating margin loss during the second quarter of the year from sales of 13,910 ounces of gold, versus a negligible operating margin on gold sales of 23,393 ounces for the second quarter of 2006. The major contributing factor to the operating margin loss was lower gold shipments which were not offset by lower depreciation and higher gold prices.

For the first six months of 2007, Bogoso/Prestea incurred a $6.2 million operating margin loss on sales of 33,631 ounces of gold compared to an operating margin loss of $1.9 million based on sales of 44,128 ounces for the first six months of 2006.

WASSA

Wassa Operations	For the three months ended June 30,		For the six months ended June 30,
	2007	2006	2007	2006
Ore mined (thousands tonnes)	757	608	1,422	1,276
Waste mined (thousands tonnes)	2,595	3,179	4,306	6,628
Tonnes milled (thousands)	880	958	1,887	1,935
Average grade milled (grams/tonne)	1.13	0.84	1.03	0.83
Mill recovery (%)	89.7	88.6	90.5	88.1
Gold sold (oz)	28,385	21,814	56,489	46,019
Cash operating cost ($/oz) (1)	471	487	470	486
Royalties ($/oz)	20	17	20	18
Total cash cost ($/oz) (1)	491	504	490	504

(1)	See note on non-GAAP financial measures below.

Wassa generated a $1.4 million operating margin in the second quarter of 2007 based on sales of 28,385 ounces of gold compared to an operating margin of $0.3 million in the second quarter of 2006 on sales of 21,814 ounces of gold. The improvement in operating margin and in ounces sold was primarily attributable to better ore grades.

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For the six months ended June 30, 2007, Wassa generated $0.2 million of operating margin based on sales of 56,489 ounces of gold versus an operating margin loss of $1.8 million on sales of 46,019 ounces of gold for the first half of 2006. The improvement in the first six months of 2007 versus the first six months of 2006 is due to increased gold ore grade and recovery rates.

BOGOSO SULFIDE EXPANSION PROJECT

In 2005, recognizing that approximately 80% of the remaining ore reserves at Bogoso/Prestea are refractory, the decision was made to construct a 3.5 million tonne per annum sulfide processing plant which utilizes the proprietary BIOX® technology. The existing 1.5 million tonne per annum oxide processing plant continues to process Bogoso/Prestea oxide ores.

Construction and commissioning of the sulfide processing plant were completed in June 2007 with commercial production beginning on July 1, 2007. For the second half of this year, Golden Star will be reporting revenues and operating expenses from this plant in our consolidated statements of operations. The plant is expected to attain design throughput and recovery by the end of 2007. Combined, the new sulfide processing plant and the oxide processing plant are expected to process 5.0 million tonnes of ore per year when operating at design capacity.

POWER

Power supply in Ghana remains unchanged and we continue to be limited to 75 percent of our normal power requirements as a result of the low water levels at the Akosombo reservoir, although there are indications in the last week that the water level in the Akosombo has started to rise.

The construction of the nominal 100 megawatt power station by the consortium of Golden Star, Newmont Mining Corporation, Gold Fields Limited and Anglogold Ashanti Limited is nearing completion and commissioning has commenced. We expect the power station to be commissioned and made operational in August 2007. This power station is expected to generate approximately 80 megawatts of power on a continuous basis of which 25% will belong to Golden Star.

Separately, Golden Star is currently negotiating a two year, 10 megawatt, take or pay power purchase agreement with a provider that will develop a 20 megawatt power station at Bogoso/Prestea. It is expected that this power station, which can be fueled with either fuel oil or heavy fuel oil, could be operational by early 2008.

HWINI-BUTRE AND BENSO (HBB) PROPERTIES

The feasibility study and development of HBB was approved by our Board of Directors in May 2007. Subsequently, the permitting of the project has been progressed and a draft Environmental Impact Statement submitted to the Ghana Environmental Protection Agency. Development is expected to commence in the third quarter of 2007 once permitting is completed while, in the meantime, the selection of construction and haulage contractors is being finalized.

It is anticipated that construction of a 52 kilometer haul road will commence late in the third quarter with completion estimated by mid-2008 and the selection of construction and haulage contractors is currently being finalized. In the second quarter of 2008, it is anticipated that pre-stripping and ore mining at Benso would commence with the first ore hauled to Wassa for processing in the third quarter of 2008. Mining at Hwini-Butre is expected to commence mid-2009 once a 30 kilometer haul road extension is completed. The estimated capital expenditures for the development of the HBB properties, including haul road construction, is approximately $50 million.

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EXPLORATION

Exploration is continuing in Suriname on the Saramacca project, our joint venture with Newmont Mining Corporation. Activities are focused on the completion of the first phase of induced polarization surveys and auger geochemistry programs with particular emphasis on the Anomaly M zone and environs. Early induced polarization results are helping us to define and delineate which anomalous areas present the most attractive targets for future drilling. The joint venture committee will review and rank the targets identified prior to the commencement of drilling in the third quarter of 2007. This preliminary work will also add significantly to our geologic knowledge base for the area.

Drilling activities continued at Prestea, with a focus on the Footwall Reef. Additional drilling is slated for later in 2007, with the intent of determining the feasibility of decline development from the Plant-North pit.

During the second quarter, exploration in Ghana focused on the HBB Properties, particularly the Manso, Amantin and Chichiwelli properties. The 20 kilometer long soil anomaly at the Manso concession has been further tested with 400 meter spaced deep auger soil sampling. Results received to date confirm a favorable in soil gold anomaly coincident with both geophysical anomalies and the interpreted geological structures. This anomaly is now ready for RAB drill testing which we expect to commence in the third quarter.

Approximately 2,000 meters of diamond drilling was completed at Yirisen in Sierra Leone. A thorough evaluation of results will be conducted in the near future as preliminary results were not as encouraging as hoped. At Pampana, trenching and soil sampling programs will continue to test the remaining geological targets while at Sonfon, a 10,000 meter RAB drill program and ground geophysical survey will commence.

Field exploration programs on the Goulagou and Rounga concessions in Burkina Faso commenced this quarter with infill soil geochemistry undertaken to follow up on earlier anomalies defined by the previous concession holders. Results from several programs were received and plans are being made to follow up on the results with both RAB drilling and ground geophysical surveys.

While our two Niger properties had previous systematic exploration programs conducted on them over the last 10 years, the geologic data has never been adequately compiled. During the second quarter, we reviewed and organized most of this data and have now initiated follow-up work programs on various areas. The follow-up programs involve infill soil geochemistry in areas not covered by previous geochemical surveys and more detailed grids over more prospective areas.

LOOKING AHEAD

Our main objectives for the remainder of 2007 are to:

•	Achieve design throughput and design recovery at the Bogoso Sulfide Processing Plant during the third and fourth quarters of 2007, respectively;

•	Permit and commence oxide mining from the Prestea South ore bodies to provide an additional source of oxide ore to the Bogoso Oxide Processing Plant;

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•	Permit and commence development of the HBB properties;

•	Progress construction and commissioning of power projects; and

•	Optimize mining and processing activities and costs at Bogoso/Prestea and Wassa.

Golden Star is un-hedged and fully exposed to any movement in gold prices as we believe that gold prices will continue to remain strong.

We anticipate better ore grades and better ore availability for the Bogoso Oxide Processing Plant in the second half of 2007 and higher operating rates and gold recovery from the Bogoso Sulfide Processing Plant, which are expected to result in higher gold output in the second half of 2007 and positive cash flows. Based on these anticipated improvements, we are revising our estimated 2007 gold production at Bogoso/Prestea to approximately 160,000 to 175,000 ounces of gold at an average cash operating cost of $420 to $480 per ounce. Our guidance for Wassa is gold production of approximately 110,000 to 125,000 ounces at an average cash operating cost of $430 to $480 per ounce.

As more fully disclosed in the Risk Factors Item 1A in our December 31, 2006 form 10-K as amended, numerous factors could cause our estimates and expectations to be wrong or could lead to changes in our plans. Under any of these circumstances, the estimates described above could change materially.

SUMMARY FINANCIAL STATEMENTS

The following information is summarized and excerpted from the Company’s unaudited consolidated financial statements and notes thereto from our Form 10-Q, which we intend to file with the SEC today.

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Condensed Consolidated Balance Sheets (in thousands)	As of June 30, 2007	As of December 31, 2006
Cash and short term investments	$16,129	$27,108
Other current assets	101,486	63,426
Property, plant and equipment	95,582	93,059
Deferred exploration	27,198	167,983
Mining properties	280,806	136,775
Mine construction-in-progress	211,277	165,155
Other assets	18,633	10,268

Total assets	$751,111	$663,774

Current liabilities	$64,552	$62,276
Long term debt	73,570	73,786
Asset retirement obligations	16,774	16,034
Deferred income tax payable	42,113	42,154
Minority interest	7,201	7,424
Shareholders’ equity	546,901	462,100

Total liabilities and shareholders’ equity	$751,111	$663,774

Condensed Consolidated Statements of Operations (in thousands, except per share amounts)	For the six months ended June 30,
	2007	2006
Gold sales	$57,979	$53,611
Mining operations expense	50,394	46,092
Depreciation, depletion and amortization	12,997	10,825
General and administrative expenses	7,372	5,132
Derivative mark-to-market losses	466	10,728
Gain on sale of investment	(3,543)	(51,234)
Foreign exchange (gain)/loss	(219)	(3,457)
Other expenses	1,754	(3,396)

Net income/(loss) before minority interest	(11,242)	38,921
Minority interest	222	72

Net income/(loss) before tax	(11,020)	38,993

Income tax benefit	5,166	(6,586)

Net income/(loss)	$(5,854)	$32,407

Earnings/(loss) per share – basic	$(0.026)	$0.156
Earnings/(loss) per share – diluted	$(0.026)	$0.155

COMPANY PROFILE

Golden Star holds a 90% equity interest in the Bogoso/Prestea and Wassa open-pit gold mines in Ghana. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine and various other property interests in Ghana, as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star has approximately 233 million common shares outstanding.

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Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the achievement of anticipated through-put and metallurgical recoveries at the Bogoso Sulfide Expansion Project, estimated 2007 gold production and cash operating costs at Bogoso/Prestea and Wassa, anticipated commencement dates of development, mining, and production and development costs with respect to the HBB Properties, effects of processing ore from the HBB properties on Wassa gold production, cash operating costs and mine life, expected improvements in cash flows at Bogoso/Prestea in the second half of 2007, completion of construction of the new power station in Ghana and expected power output, the recovery of any mineral reserves, planned operations, production commencement dates, grade, processing capacity, recoveries, potential mine life, the volatility of gold prices, development, costs, expenditures, and exploration. Factors that could cause actual results to differ materially include unexpected events during start-up of the Bogoso Sulfide Expansion Project; availability, adequacy and cost of power, variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2006 as amended. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, we use the terms “total production cost per ounce”, “total cash cost per ounce” and “cash operating cost per ounce.” Total cash cost per ounce is equal to total production costs less depreciation, depletion, amortization and asset retirement obligation accretion divided by the number of ounces of gold sold during the period. Cash operating cost per ounce is equal to total cash costs less production royalties and production taxes, divided by the number of ounces of gold sold during the period. We use total cash cost per ounce and cash operating cost per ounce as key operating indicators. We monitor these measures monthly, comparing each month’s values to prior period’s values to detect trends that may indicate increases or decreases in operating efficiencies. These measures are also compared against budget to alert management to trends that may cause actual results to deviate from planned operational results. We provide these measures to our investors to allow them to also monitor operational efficiencies of our mines. We calculate these measures for both individual operating units and on a consolidated basis. Total cash cost per ounce and cash operating cost per ounce should be considered as Non-GAAP Financial Measures as defined in SEC Regulation S-K Item 10 and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. There are material limitations associated with the use of such non-GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Changes in numerous factors including, but not limited to, mining rates, milling rates, gold grade, gold recovery, and the costs of labor, consumables and mine site general and administrative activities can cause these measures to increase or decrease. We believe that these measures are the same or similar to the measures of other gold mining companies, but may not be comparable to similarly titled measures in every instance.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.          +1-800-553-8436

Tom Mair, Chief Financial Officer

Bruce Higson-Smith, Vice President Corporate Development

Anne Hite, Investor Relations Manager

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